EXHIBIT 10.23

JWH Holding Company, LLC

Economic Profit Plan Document

Approved as of December 20, 2006

I.              The Plan

The JWH Holding Company, LLC Economic Profit Plan (EPP) is intended to stimulate and reinforce executive actions that support and assure the attainment of key corporate objectives.  The Plan facilitates these objectives by providing executive employees the opportunity to earn additional cash compensation if the Company attains its financial and operating objectives during the plan year and the employee attains required individual performance levels.

II.            Definitions

1.                                       Base Salary means an Employee’s annual base salary rate but exclusive of commission, overrides, incentive and other cash and non-cash payments, as of the end of the Plan Year.

2.                                       Board means the Board of Directors of the Company, as it is constituted from time to time.

3.                                       Change in Control applies to those executives who have a change in control provision in their employment agreement.

4.                                       Company means JWH Holding Company, LLC and its wholly owned business units.

5.                                       Committee means the Compensation Committee of the Board of Directors for Walter Industries, Inc., as it is constituted from time to time.

6.                                       Cost of Capital means the overall costs of combined debt and equity capital used to finance operations.  The cost of capital is determined by the return that is required by investors to compensate them for their risk.  For purposes of the economic profit plan, the cost of capital will be calculated as the weighted average sum of the cost of equity and the cost of debt (excluding any asset-backed debt or intercompany debt) as determined annually by the Committee.

7.                                       Employee or Employees means an Employee or Employees of the Company or its business units.

8.                                       Employee means any regular, full-time salaried employee (including any officer) of the Company.

9.                                       Incentive Pool means the fund created in accordance with Section VII of the Plan.

10.                                 Individual Performance Goal means the performance goals and their measures that are designated for all Participants or individual Participants so that, if each is attained at 100%, the Participant could receive the Target Incentive Opportunity for such Participant.

11.                                 Officer means an executive officer of the Company, any Subsidiary President and any Subsidiary Vice-President who reports directly to the Subsidiary President or who serves on the Subsidiary Executive Committee.

12.                                 Participant or Participants means an Employee or Employees of the Company, as more fully described in Section IV, who are specifically designated in writing as being eligible to participate in the Plan.

13.                                 Plan means the Company’s Economic Profit Plan, as it may be modified from time to time.

14.                                 Plan Year means the calendar year unless the Company designates a different fiscal year, in which case the Plan Year will be the Company’s fiscal year.

15.                                 Subsidiary means a wholly owned subsidiary of the Company that has been declared by the Committee to be eligible to participate in the Plan.

16.                                 Subsidiary Employee or Employees means an Employee or Employees of a Subsidiary.

17.                                 Target Incentive Opportunity means additional cash compensation, expressed as a percent of base salary, or equivalent that may be recommended as an incentive award if all targets are attained at 100%.  The actual amount of compensation could increase or decrease as more fully described in Section VIII.

III.           Administration

1.                                       The Plan shall be administered by the Committee.

2.                                       The Committee shall have sole and complete authority to make awards under the Plan from funds authorized by the Board and to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan, as it shall deem advisable from time to time, and to interpret the terms and provisions of the Plan.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

3.                                       Nothing in the Plan or plan document and no representations by the Company shall be construed as creating a contract, oral or written, that guarantees employment of an individual for any period of time nor is there created any entitlement to receive an incentive payment except as determined by the Committee.  The decisions and determinations of the Committee shall be final and binding on all Participants.

IV.           Eligible Participants

1.                                       The following Employees of the Company are eligible to participate in the Plan.

a.             Officer Group

•              Executive Officers of the Company

•              Subsidiary Presidents

•                                          Subsidiary Vice-Presidents who report directly to the Subsidiary   President or serve on the Subsidiary Executive Committee

b.             Corporate and Subsidiary Staff Group

•                                          Corporate and Subsidiary Employees who hold positions that are equal to or greater than salary grade 9, or the equivalent, under the Company’s job evaluation program.

•                                          Other positions designated by the CEO of the Company and approved by the Committee, e.g. top division sales and construction positions, branch managers.

2.                                       Unless specifically approved by the Committee, e.g. Homes sales contests, participants in the Plan may not take part in any other cash incentive or bonus plan that is sponsored by the Company.

V.            Performance Goals

1.                                       The Company’s EPP Bonus Pool

As soon as practicable at or near the beginning of the Plan Year, the Committee will establish the cost of capital.  The Committee will have the sole power and authority to review and adjust the cost of capital during the Plan Year because of unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.  The funding above the cost of capital is utilized 100% to fund up to the target incentive opportunity, and then the excess funding is shared between the Company and participants on a ratio established for each pool (branch manager, division, homes corporate, FSG corporate or JWH Holding Company) on an uncapped basis.  A percent of the

JWH Holding Company economic profit is used to fund a discretionary pool for use throughout JWH Holding Company by the Executive Committee.

2.                                       Individual Performance Goals (IPG) — Employees’ target incentive opportunities are adjusted based on their results relative to their IPGs.

As soon as practicable at or near the beginning of the Plan Year, each Participant and the Participant’s manager will establish three Individual Performance Goals for each participant.  The Participant and the manager will assign relative weights to each goal so that the sum of all weighting factors is equal to 1.0.  The goals will be reviewed and approved by the next level of executive management.

Individual Performance Goals will focus on key executive actions and accomplishments within the executive’s area of responsibility that support the Company’s key objectives.  The goals, in order to be effective, must be specific and measurable, to the greatest extent possible.  Examples of Individual Performance Goals for the appropriate line managers will generally relate to capital expenditures, working capital, return on net assets, productivity enhancement or specific projects related to the Employee’s area of responsibility.

A Participant’s manager shall have the authority, with the written approval of the next level of executive management, to review and adjust the Individual Performance Goals during the Plan Year because of unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.

VI.           Target Incentive Opportunity

1.                                       Participants in the Plan will have Target Incentive Opportunities, as determined by the Committee or in accordance with the Company’s compensation policies, for each participant as of the beginning of the Plan Year.

2.                                       A Target Incentive Opportunity represents the amount of additional cash compensation that will be recommended for payment if all the Company and Individual Performance Targets are attained at 100%.

3.                                       Actual payments may decrease from Target Incentive Opportunity depending on actual performance compared to Individual Performance Goals and final determination by the Committee.  The funding above target is shared by the Company with the employees.  The maximum award is uncapped based on the difference between the Cost of Capital and Return on Invested Capital factored for Individual Performance Goal attainment as determined by Company compensation policies.  The JWH Holding Company’s Human Resources Department must approve changes to salary grade.

VII.         Incentive Pool

At the beginning of each Plan Year, the Company will establish an Incentive Pool derived from the aggregate of the Base Salaries of the Participants times their Target Incentive Opportunity.  During the course of the year the Company may adjust the size of the Incentive Fund to reflect projected year-end performance, participant changes and resulting year-end incentive payments.

VIII.        Incentive Awards

1.                                       A Participant’s incentive award will be calculated by the sum of the following components:

a.                                       Corporate performance for return on invested capital versus cost of capital to fund the pool.

b.                                      Individual performance versus individual performance goals to generate the participant’s share of the pool.

2.                                       The Committee shall set the cost of capital at the beginning of the Plan Year, which will remain the same for the Plan Year unless changed by the Committee.

3.                                       The Committee shall approve the target incentive opportunities for employees at the beginning of the Plan Year.

4.                                       The Participant’s manager shall recommend at the beginning of the Plan Year, criteria to measure individual performance goals, which criteria shall be approved by the next level of executive management.

5.                                       Minimum Individual Performance Required.

Performance Appraisal Rating: A Participant who is rated “Needs Development” under the Company’s performance appraisal program is not eligible for an incentive payment until performance improves to meet acceptable standards.  A Participant, who is not rated due to being new in the position, is eligible for an incentive payment as long as he is progressing satisfactorily towards expected standards and is meeting the other requirements of the Plan.

6.                                       Minimum Financial Performance Required

a.                                       No incentive payments will be paid if actual return on invested capital is less than the cost of capital for any pool.

b.             Individual performance will be used to adjust payments from target.

c.                                       If a business unit generates economic profit, it can receive a pool payment even though JWH Holding Company does not earn an economic profit.

7.                                       Incentive awards may not be paid until the completion of the Company’s audited financial statements corresponding to the Plan Year and the approval of the Company’s Audit Committee has been received.

8.                                       The calculated awards will be recommended for payment to the Committee.  The committee will not use discretion to increase the size of the award.

IX.           Method of Payment

1.                                       Each incentive award, once approved, may be paid to the Participant on the next payroll cycle, less required withholdings, or by separate check.

2.                                       Pro rata payments.

a.                                       A Participant must be an Employee at the time the bonus is paid in order to receive an incentive payment under the Plan.  A Participant whose employment is terminated before the end of the Plan Year will not be eligible for an incentive award for that Plan Year unless the termination was the result of death, disability or retirement under a Company sponsored retirement plan, in which case, a pro rata payment at target may be recommended providing the Participant worked at least three months during the Plan Year. The Plan defines “retirement” as the termination of the EPP participant’s employment with the Company and its subsidiaries other than for cause and either a) on or after the date on which the employee attains the age of 60, or, b) on a date on which the sum of the employee’s age and completed years of employment with the Company and its subsidiaries is at least eighty (80).”

b.                                      Participants who are hired, transferred or promoted into an eligible position may be recommended for a pro rata payment, based on their time in the eligible position, as long as they have worked in that position at least three months during the Plan Year.  Individual Performance Goals must be established for the new position at the time of hire, transfer or promotion.

c.                                       Participants who are promoted or transferred from one incentive position to another incentive position will receive a pro rata payment based on the period of time they were in each position.  Any pro rata payment from Subsidiary Performance will be measured and apportioned at the end of the Plan Year.  Individual Performance Goals must be set and measured for the period in each position.

d.                                      If there is a qualifying termination following a change in control of the Company or subsidiary, a pro rata portion of the target amount is paid out.

X.            Effective Date and Duration

1.                                       The Plan shall be effective January 1, 2007.

2.                                        The Committee may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that the Committee may deem to be advisable.